Exhibit 10.10

409A LONG TERM INCENTIVE PLAN

Eastern Bank Confidential

PLAN DOCUMENT

Effective January 1, 2014

EASTERN BANK

409A LONG TERM INCENTIVE PLAN

Table of Contents

Section 1.	Definitions	1

Section 2.	Eligibility to participate	4

2.1	Criteria for eligibility	4
2.2	Duration of participation	4

Section 3.	Award valuation and payment of Grants	4

3.1	Award of Grants	4
3.2	Performance based compensation	4
3.3	Previous Grant Cycles through 2008	4
3.4	Grant Cycles (2009 and later)	4
3.5	Payment after Grant maturity.	5
3.6	Effect of Separation from Service during a Grant Cycle	5
3.7	Determination of vested Grants	5
3.8	Acceleration of benefits generally prohibited	6
3.9	Required release and tax withholding	6
3.10	Wrongful conduct	6

Section 4.	Death of Participant	7

4.1	Payment to Beneficiary	7
4.2	Designation of Beneficiaries	7

Section 5.	No provisions for funding	8

5.1	Unfunded plan	8

Section 6.	Administration of the Plan	8

6.1	Committee duties	8
6.2	Agents and attorneys	8
6.3	Binding Effect of Decisions	9
6.4	Indemnity of Committee	9

Section 7.	Change in Control	9

7.1	No special provision	9

Section 8.	Claims procedures	9

8.1	Presentation of claim	9
8.2	First review and notification of initial decision	9
8.3	Review of a denied claim	10

8.4	Decision on review	10
8.5	Legal action	10

Section 9.	Amendment and termination	10

9.1	Right to amend or terminate	10
9.2	Payment of benefits after Plan termination	11
9.3	Permissible payouts due to Plan termination	11

Section 10.	General provisions	12

10.1	No guarantee of benefits	12
10.2	No enlargement of Employee rights	12
10.3	Spendthrift provision	12
10.4	Incapacity of recipient	12
10.5	Delay of payment for Key Employees	12
10.6	Corporate successors	12
10.7	Unclaimed benefit	13
10.8	Limitations on liability	13
10.9	Gender	13
10.10	Interpretation	13
10.11	Applicable law	13

2

EASTERN BANK

409A LONG TERM INCENTIVE PLAN

Eastern Bank sponsors the Eastern Bank 409A Long Term Incentive Plan. Under the Plan, the Bank awards Grants of long term incentive compensation to senior executives in order to promote the alignment of their interests with the long term growth of the Bank.

The Plan was restated on October 25, 2007 due to the enactment of Internal Revenue Code Section 409A and has been amended since. This restatement is adopted to incorporate the terms of those amendments in a single document, and to contain solely the rules which are relevant to Grants which have not matured and future Grants. (The rules for Grants which matured and were paid out prior to this restatement are incorporated in the Plan as in effect immediately prior to this restatement.) This document also makes other administrative and design changes which the Committee deems desirable and consistent with its goals to promote the long term growth of the Bank.

Section	1. Definitions

When used in this Plan, the following words have the meanings below unless the context clearly indicates otherwise:

“Affiliate” means any subsidiary of the Bank or any entity which would be considered a member of a “controlled group” with the Bank, within the meaning of Section 414 of the Code.

“Bank” means Eastern Bank, a Massachusetts business organization, and any successor to substantially all of its assets or business.

“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with Section 4.2, that are entitled to receive benefits under this Plan upon the death of a Participant.

“Board” means the Board of Directors of the Bank. The Board designates Participants, establishes the terms of Grants, and awards Grants. It also has other duties and responsibilities as set forth in the Plan. For this purpose, it is recognized that the Board is delegated all authority to act for and on behalf of any Affiliate whose employees participate in this Plan, and each Affiliate is deemed to have authorized the Board to act on its behalf in all manners respecting this Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Compensation Committee” or “Committee” means those persons serving as members of the Compensation Committee of the Board, as appointed and in effect from time to time. For this purpose, it is recognized that these persons are delegated all authority to act for and on behalf of the Bank, and any Affiliate whose employees participate in this Plan is deemed to have authorized the Compensation Committee to act on its behalf in all manners respecting this Plan. Action by the Compensation Committee, or its designee, in all respects shall be deemed to be authorized by the Board, unless expressly prohibited by the bylaws of the Bank or law or express vote of the Board. The Committee is not authorized to award Grants, designate Participants, or establish the terms of Grants, and such authority is vested solely in the Board.

“Committee Agent” means the Executive Vice President, Human Resources and Charitable Giving. As described in Section 6.2, the Committee Agent has various responsibilities, and is the person with whom elections and designations meant for the Committee should be filed.

“Confidential Information” means, without limitation, financial information, business plans, prospects, customer lists, and opportunities (such as lending relationships, financial product developments, or possible acquisition or dispositions of businesses or facilities) which have been discussed or considered by the management of EBC, the Bank or any of its Affiliates, but does not include any information which has become part of the public domain by means other than the Participant’s nonobservance of obligations under either the written policies of, or a signed agreement with, the Bank or an Affiliate.

“Deemed Interest” is an additional amount to be added to a payment, measured from the valuation date, to the payment date, based on the highest available rate under the Bank’s deposit instruments at the time.

“Disability” shall mean a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of at least 12 months.

“EBC” means Eastern Bank Corporation, the parent corporation of the Bank.

“Effective Date” means, for this restated document, January 1, 2014, unless another effective date is specified for any provision. Unless specifically stated otherwise, the rights of or with respect to any Participant will be governed by the terms of the Plan as in effect at the date of the Participant’s Separation from Service.

“Employee” means an individual employed by the Bank or an Affiliate.

“Employer” means the Bank and any Affiliate whose Employees participate in the Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Final Regulations” means the regulations interpreting Section 409A promulgated on or about April 10, 2007, and as they may be amended or added to from time to time.

“Grant” means a long term incentive award to be administered under the terms of this Plan. This Plan document sets for the rules for 2009 and later Grants. Previous Grants are awarded and paid under the terms of the prior Plan document, as amended.

“Grant Cycle” is a period of consecutive calendar years during which the value of a Grant is measured. Unless designated otherwise by the Board, the Grant Cycle for each Grant under this Plan document is 5 years.

“Guidance” means the Final Regulations, and any future written interpretation of Section 409A issued by the Treasury or Internal Revenue Service, except that Guidance will not be binding if counsel retained by the Bank determines, in writing, that it is not a correct interpretation of Section 409A or that an alternate interpretation is permissible. The Plan will be interpreted in a permissive fashion based on Guidance, with the goal that no transactions or award of Grants be deemed a plan failure under Section 409A and that the Committee have the fullest power permitted by Guidance or law to interpret or restructure the Plan and elections to prevent the occurrence of such Plan failures.

“Participant” means any Employee who meets the eligibility requirements and is designated as a Participant, as set forth in Section 2.

“Plan” means this Eastern Bank 409A Long Term Incentive Plan, as it may be amended from time to time. The terms of this Plan document apply to Grants for 2009 and later years.

“Plan Year” means the calendar year.

“Qualified Plan” means the Savings Banks Employees Retirement Association Pension Plan, a defined benefit pension plan, as adopted by the Bank.

“Reduction in force” is a termination without cause due to a reorganization in which the job position of a Participant is eliminated.

“Retirement Date” means the later of a Participant’s 60th birthday or the completion of 5 Years of Service. If earlier, Retirement Date means the later of Participant’s 55th birthday or the completion of 10 Years of Service. A Participant may have only one Retirement Date under the Plan and it may not be changed after participation starts.

“Section 409A” means Section 409A of the Code, as interpreted according to the Guidance.

“Separation from Service” shall be determined in accordance with Section 409A, and shall generally mean a complete discontinuance of service for the Bank, its Affiliates, and any other entity with which it must be aggregated under Section 409A for this purpose. Performance of duties after retirement for the Bank or an Affiliate solely as a non-Employee member of the Board or as a Trustee or as a Corporator will not be considered continued service.

“Vesting Computation Period” is 12 months in duration, measured from the Participant’s first Hour of Service and each annual anniversary of that date.

“Years of Participation” in any Grant Cycle shall, for purposes of determining the vested percentage in Section 3.7, be the number of completed calendar years of employment in a Grant Cycle prior to a Separation from Service. For this purpose, the Committee may credit a Participant with additional Years of Participation and may also restore credit to Participants who have a Separation from Service and then return to employment or other service with the Employer.

“Years of Service” shall mean, for purposes of determining whether a Participant has reached either of the Retirement Dates, a Vesting Computation Period in which 1,000 or more Hours of Service are credited, except that credit for the 5th or 10th (as applicable) year will not be credited until the last day of the Vesting Computation Period in which the 5th or 10th (as applicable) Year is earned, regardless of when the 1,000 hours in that period are completed. Service with predecessor employers will be credited provided that employment was transferred to the Bank or an affiliate in connection with the Bank’s merger or purchase of assets or stock of a predecessor employer under rules similar to those in the Qualified Plan. The Compensation Committee may NOT credit a Participant with additional Years of Service, because attainment of a Retirement Date affects the timing of payments under the Plan.

Section 2. Eligibility to participate

2.1	Criteria for eligibility

An Employee is eligible to become a Participant (i) if recommended to the Board by the Compensation Committee and (ii) if the Board votes that the Employee may participate.

2.2	Duration of participation

A Participant shall be considered a Participant until all vested Grants to which he is entitled have been paid. Participation in the Plan and receipt of a Grant does not guarantee that a Participant will be awarded a Grant for another Grant Cycle.

Section 3. Award valuation and payment of Grants

3.1	Award of Grants

The award of Grants and the terms of the Grants are established by the Board at such times as it deems appropriate. Unless determined otherwise by the Board, the Grants for a Grant Cycle shall be awarded in the first June of each Grant Cycle.

3.2	Performance based compensation

The value of a Grant is determined as the appreciation, if any, during a Grant Cycle of hypothetical “performance shares” granted to each Participant by the Board, based on objective or subjective criteria of financial measurement and performance established by the Board. Factors may include appreciation in book value of the Bank during a Grant Cycle, the performance of the Bank as measured against the performance of other financial institutions, and similar factors of financial measurement and performance. If subjective criteria are used, no individual serving on the Board or the Committee who is a Participant or a Participant family member (as defined in Code Section 267(c)(4)), or a person under the effective control of, or whose compensation is effectively controlled in whole or in part by, a Participant or a Participant family member may have any part in a determination as to whether the subjective criteria have been met.

3.3	Previous Grant Cycles through 2008

These Grants have been determined, administered and paid out under the terms of the Plan prior to this restatement, with the 2008 Grants paid out in July of calendar year 2013.

3.4	Grant Cycles (2009 and later)

(a)

Grant Cycle term. The Grant Cycle for the 2009 -2013 Grants are the five year periods commencing on January 1 of the applicable year and ending on December 31 five years thereafter (i.e. on December 31, 2014 for the 2009 Grant). Subsequent Grants are also for 5 year periods unless the Board determines otherwise by vote no later than at the time of the Grant.

(b)

Valuation. Grants shall be valued as of December 31 of each year in a Grant Cycle. Although not required, the Committee may determine to measure the value of a Grant at an interim date during a year if, for example, it determines that the previous valuation does not fairly reflect the current value of a Grant. Interim valuations may not be compelled by any Participant or Beneficiary and no Participant has a legal right to compel use of any valuation method, such determination to be in the sole discretion of the Board.

3.5	Payment after Grant maturity.

(a)

After the conclusion of a Grant Cycle, a Grant shall be paid in a taxable lump sum, less applicable withholdings, in the calendar year following the last year of the Grant Cycle, based on the valuation preceding the payment. The Committee may authorize payment in two installments during said calendar year, one reflecting a conservative estimate of the final valuation amount, and a “true-up” payment for the difference in any amount owed.

(b)	Payments shall be increased by Deemed Interest.

3.6	Effect of Separation from Service during a Grant Cycle

(a)	Separation from Service on or after a Disability or a Retirement Date:

Payment will be made in the calendar year following the conclusion of the Grant Cycle. The payment to the Participant will be computed based on the Grant value at maturity as determined by the Committee in the manner applicable to other Participants and then prorated by multiplying it by a fraction, (i) the numerator of which is the number of completed months of “deemed participation” in the Grant Cycle, and (ii) the denominator of which is the total number of months in the Grant Cycle. Deemed participation for this purpose is the sum of completed months of participation plus the lesser of 36 months or the remaining number of months in the Grant Cycle. Deemed Interest shall be added to the payment.

(b)	Separation from Service prior to a Disability or a Retirement Date.

The payment will be computed based on the vested Grant Value at the December 31 preceding Separation, without allocation of “deemed participation” credit. Payment of any vested Grant shall be the later of (i) July 15 of the year of the Separation from Service, or (ii) any day within 60 days following the Separation from Service. Deemed Interest will be added to the payment. If the 60 day period overlaps 2 calendar years, the timing of the payment shall be solely in the discretion of the Committee without regard to any preference of the Participant and, if a release is required before payment, payment will be in accordance with the special timing rule of Section 3.9.

3.7	Determination of vested Grants

(a)	If a Participant has reached a Retirement Date, he will be fully vested in all Grants.

(b)	If a Participant suffers a Disability, or has had a Separation from Service due to a Reduction in Force, or dies during employment, he will be 100% vested in his Grants.

(c)	The vested Grants for other Participants will be based on the number of Years of Participation in the applicable Grant Cycle.

The vesting schedule is as follows:

Years of Participation in Grant Cycle	Vested Percentage
Less than 3 Years	0%
3 Years or more	100%

A Participant who incurs a Separation from Service and is not vested will forfeit all of any Grant which is not vested, although the Committee, in its sole discretion, may waive this provision, in whole or in part.

(d)	Vesting under this Section is subject to Section 3.10, which requires forfeiture in the event of “wrongful conduct”, as described therein.

3.8	Acceleration of benefits generally prohibited

The Committee shall have discretion to accelerate any payments due to a Participant or Beneficiary, but only if such acceleration would be permissible under Section 409A(a)(3) and Guidance.

3.9	Required release and tax withholding

(a)	Committee may require a release

Prior to payment of any amount under this Plan, the recipient of payments may be required, in the discretion of the Committee, to execute a general release, in form satisfactory to the Committee, of any and all claims against the Bank, its officers, directors, employees, and Affiliates. Any exception granted by the Committee to this rule will not be precedent for other exceptions.

(b)	Participant not to control payment timing

In the event that a Participant is requested to execute a release of claims prior to payment under the Plan, the following special rules shall apply, retroactive to payments that could have been made on or after April 1, 2011:

a.	A release may not be required unless the time allowed for consideration and rescission of the release is no more than 60 days after the earliest date designated under the Plan to make the payment; and

b.

If the 60 day period after the earliest designated date for the payment overlaps two calendar years, any payments which were to be made in the first calendar year shall be paid in the second calendar year and not later than the expiration of the 60 day period.

(c)	Tax withholding

The Employer may withhold taxes from any payment to the extent permitted by Section 409A.

3.10	Wrongful conduct

(a)	Notwithstanding any other provision of this Plan, all Grants of a Participant (and his Beneficiary), including Vested Grants, shall be forfeited if:

(i)

the Participant is dismissed from employment (or resigns at the request of the Bank or any Affiliate) for fraud, dishonesty, embezzlement, criminal misbehavior or other gross misconduct, or if, subsequent to the Participant’s Separation from Service, the Committee determines that such misconduct did occur during employment; or

(ii)

during employment or the following twenty-four (24) months, the Participant, without the express prior written consent of the Bank, solicits any officer, trustee, director, or employee of the Bank or its affiliates to leave his or her employment, or calls upon, solicits, diverts, or attempts to solicit or divert from the Bank or an Affiliate any of its customers of which the Participant was aware, or should have been aware, during the term of his employment with the Bank; or

(iii)

during employment, or at any time thereafter, the Participant discloses to any other person (except as required by applicable law or in the good faith performance of Participant’s duties and responsibilities pursuant to and during his employment with the Bank or Affiliate) or uses for his own benefit or gain, or the benefit or gain of any entity other than the Bank or any of its Affiliates, any Confidential Information.

(b)

Any forfeiture of benefits under this Section 3.10 will not relieve the Participant of any obligations under any separate agreement with the Bank or any Affiliate, nor deprive either entity of any available remedy under such agreement.

Section 4. Death of Participant

4.1	Payment to Beneficiary

In the event of a Participant’s death, the value of vested Grants shall be paid to the designated Beneficiary in a lump sum in the calendar year following the year of the Participant’s death. The Grant shall be valued as of the December 31 preceding payment in accordance with the rules established in Section 3.4(b). No “deemed participation” will be credited. Deemed Interest will be added to any payment.

4.2	Designation of Beneficiaries

(a)

Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan upon the death of a Participant.

(b)

A Participant shall designate his or her Beneficiary by completing and signing a Beneficiary designation form, and returning it to the Committee. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee. Filings may be made at the office of the agent for the Committee. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary designation form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary designation form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary designation form filed by the Participant and accepted by the Committee prior to his or her death.

(c)

If a Participant fails to designate a Beneficiary as provided in this Section 4 or, if all designated Beneficiaries predecease the Participant, then the Participant’s surviving spouse shall be deemed to be his or her Beneficiary, or, if the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to the executor or personal representative of the Participant’s estate.

(d)

If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until the matter is resolved to the Committee’s satisfaction.

(e)

The payment of benefits under the Plan to a person believed in good faith by the Committee to be a valid Beneficiary shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant. If a Beneficiary cannot be located, the procedures in Section 10.7 related to missing Participants and Beneficiaries shall apply.

Section 5. No provisions for funding

5.1	Unfunded plan

This Plan shall be unfunded, as such term is used in Revenue Ruling 60-3. It is not a “funded” plan within the meaning of Department of Labor regulations. To the extent that a Participant acquires a right to receive payments under this Plan, such right shall not be greater than the right of any unsecured general creditor of the Employer.

Section 6. Administration of the Plan

6.1	Committee duties

This Plan shall be administered by the Committee. The Committee has the discretion and authority to (i) interpret and enforce all rules and procedures for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Employer.

6.2	Agents and attorneys

(a)

The Executive Vice President, Human Resources and Charitable Giving is the Committee Agent, and charged with the creation, collection and approval of Participant forms and Beneficiary designations, and is empowered to execute amendments approved by the Committee. Filing of any form or designation with the Agent is an effective filing with the Committee.

(b)

In the administration of this Plan, the Committee may, from time to time, require that the Bank employ third parties and may delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Bank.

6.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules established by the Committee shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4	Indemnity of Committee

The Bank shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members or any such Employee. This indemnification shall be in addition to, and not in limitation of, any other indemnification protections of the Committee.

Section 7. Change in Control

7.1	No special provision

(a)

The Plan contains no special provision accelerating vesting or payment in the event of a change in control. Payments will be made according to the Plan rules which apply in the event of Retirement, Death, or other Separation from Service.

(b)	The Committee retains the discretionary right to terminate the Plan and accelerate payments under Section 9.

Section 8. Claims procedures

8.1	Presentation of claim

Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2	First review and notification of initial decision

The Committee may consider the claim as a Committee of the whole, or may designate one or more of its members or an officer of the Bank to make an initial decision on the claim. Within a reasonable time, the Claimant shall be notified in writing:

(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)

that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary;

(iv)	an explanation of the claim review procedure set forth in Section 8.3 below.

8.3	Review of a denied claim

Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(a)	may review pertinent documents;

(b)	may submit written comments or other documents;

(c)	may request a hearing, which the Committee, in its sole discretion, may grant.

8.4	Decision on review

The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based;

(c)	such other matters as the Committee deems relevant.

8.5	Legal action

A Claimant’s compliance with the foregoing provisions of this Section 8 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

Section 9. Amendment and termination

9.1	Right to amend or terminate

(a)	The Committee may amend or discontinue the Plan at any time without prior notice of intent, subject to the following restrictions:

(i)

No amendment of the Plan or discontinuance of it (meaning a full termination or a significant cut back in future accrual rates) will deprive any active Participant of the right to receive benefits which have vested under the Plan as of the date of such amendment or discontinuance.

(ii)

No amendment or discontinuance of the Plan shall deprive any retired Participant or any Beneficiary of any vested benefits to which he or she is entitled under the Plan as in effect immediately prior to such amendment or discontinuance.

(b)

The Committee shall have the right, in its sole discretion, to modify any form or time of payment so that it is consistent with Section 409A and so that penalties thereunder not be applicable. Each Participant in the Plan delegates such authority to the Committee, including the Committee Agent, as a condition of participation. No such power is valid if contrary to the requirements of Section 409A.

9.2	Payment of benefits after Plan termination

After termination or discontinuance of the Plan, vested Grants will be paid at such time as they would have been paid if the Plan had continued. However, the Committee may decide to accelerate the payout of the vested Grants, provided that the acceleration is in compliance with Section 9.3 and the Guidance.

9.3	Permissible payouts due to Plan termination

(a)	Change in Control

The Compensation Committee may require lump sum payouts if it votes to liquidate the Plan with respect to all Participants who experience the Change in Control Event (and all other plans, methods, programs, and other arrangements that would be aggregated with this Plan under §1.409A-1(c) of the Final Regulations if the Participants had deferrals of compensation under all such agreements) within the 30 days preceding or 12 months following a Change in Control as defined in Code Section 409A. Payouts must be completed within 12 months of the date of Plan termination with respect to all Participants who experience the Change in Control Event.

(b)	Termination of Plan and all similar plans

To the extent permitted in Guidance, the Committee may require lump sum payouts after Plan termination which is not triggered by a Change in Control as defined in Code Section 409A, but only if:

(i)	the termination does not occur proximate to a material downturn in the financial health of the Employer, interpreted in accordance with Guidance; and

(ii)

the Employer terminates all other plans, methods, programs, and other arrangements that would be aggregated with this Plan under §1.409A-1(c) of the Final Regulations (as if the Participants had deferrals of compensation under all such agreements); and

(iii)

The Employer does not adopt a new plan that would be aggregated with any terminated and liquidated plan under §1.409A-1(c)(2) of the Final Regulations (as if the Participants had deferrals of compensation under all such agreements), at any time within 3 years following the date the service recipient takes all necessary action to irrevocably terminate and liquidate the Plan; and

(iv)	during the 12 months year following the Plan termination, no payouts are made other than those which would have been paid without regard to the Plan termination; and

(v)	all payouts are made within 24 months of the Plan termination.

(c)	The Committee may also authorize payouts after Plan termination in any other situation authorized by the Guidance.

Section 10. General provisions

10.1	No guarantee of benefits

Nothing contained in the Plan shall constitute a guarantee by the Employer or any other person or entity that the assets of the Employer will be sufficient to pay any benefit hereunder.

10.2	No enlargement of Employee rights

No Participant shall have any right to receive a distribution or contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Employer.

10.3	Spendthrift provision

No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

10.4	Incapacity of recipient

If any person entitled to a distribution under the Plan is deemed by the Committee to be incapable of personally receiving and giving a valid receipt for such payment, unless and until a claim for it shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to the Participant’s Beneficiary.

10.5	Delay of payment for Key Employees

If at any time stock of the Employer is publicly traded on an established securities market or otherwise, payment shall be deferred for any Participant who is a Key Employee until after Separation from Service for 6 months, but only to the extent required by Section 409A(a)(2)(B). At the expiration of the applicable extension period, deferred payments shall be paid in a single payment. A Key Employee is as defined in Code Section 416(i) without regard to paragraph 5 thereof, and as further described in Section 409A(a)(2)(B)(i).

10.6	Corporate successors

If not terminated after a Change in Control in compliance with Section 9 , the Plan shall be assumed and continued by any successor after transfer or sale of assets of the Bank or as a result of the merger or consolidation of the Bank into or with any other corporation or other entity.

10.7	Unclaimed benefit

Each Participant shall keep the Committee informed of his current address and the current address of his Beneficiary. Neither the Committee nor the Employer shall be obliged to search for any Participant Beneficiary beyond the sending of a registered letter to such last known address. If the Participant or Beneficiary fails to claim such amount or make his or her location known to the Committee within 3 years thereafter, then, except as otherwise required by law, the Committee shall have the right to direct that the amount payable shall be deemed to be a forfeiture and paid to the Employer, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit is made within 6 years of that date by the Participant or the Beneficiary to whom it was payable.

10.8	Limitations on liability

Notwithstanding any of the preceding provisions of the Plan, neither the Employer nor any individual acting as Employee or agent of the Employer shall be liable to any Participant, former Participant or other person for any claim for incidental, consequential, or punitive damages. The sole right of a Participant is to receive such benefit as may be owed under the terms of this Plan.

10.9	Gender

The masculine shall include the feminine, and the singular shall include the plural, as the context dictates.

10.10	Interpretation

It is intended that no operation of the Plan would be deemed a Plan “failure” within the meaning of Section 409A. Any question of Plan interpretation shall be resolved in a manner which is consistent with the foregoing definition. This Plan is a plan of incentive compensation and is not an employee benefit subject to ERISA.

10.11	Applicable law

The Plan shall be governed by the laws of the Commonwealth of Massachusetts.

In witness whereof, this restated Plan document is executed by an authorized officer of the Bank.

Eastern Bank Compensation Committee

12/31/13	by:	/s/ Nancy Huntington Stager
Date		Nancy Huntington Stager
Committee Agent, and
Executive Vice President,
Human Resources and Charitable Giving

Exhibit 10.10

EASTERN BANK

409A LONG TERM INCENTIVE PLAN

Amendment Improving Death Benefits for Current and Future Grants

Eastern Bank sponsors the Eastern Bank 409A Long Term Incentive Plan (the “Plan”). Under the Plan, the Bank awards yearly Grants of long term incentive compensation to senior executives in order to promote the alignment of their interests with the long term growth of the Bank.

This amendment is intended to provide equal treatment for Beneficiaries of employed Participants who died with unmatured Grants while employed with sufficient service and age to Retire.

This change is not intended to alter death benefits applicable to Participants who die prior to a Retirement Date.

As required for Section 409A compliance, this Amendment also includes a special transition rule for Grants which have been made prior to the date hereof.

Section 4.1 is amended to read as follows:

4.1	Payments to Beneficiary

(a) Participant who dies while employed and after eligibility for Retirement

2018 and later Grants

If a Participant who has reached a Retirement Date dies with unmatured Grants, payments to a Beneficiary shall be at the same time and in the same amount as would have been paid to the Participant if he or she not died.

2014-2017 Grants

If a Participant who has not Retired dies after reaching a Retirement Date with unmatured 2014-2017 Grants, the value of these Grants shall be determined under the rules of the Plan prior to this Amendment, i.e. as of December 31 of the year of death, and this value, with Deemed Interest, shall be paid to the Beneficiary in the calendar year following death.

In addition, one or more supplemental payments shall be made to the Beneficiary in the year following maturity of each Grant. Each supplemental payment shall be equal to (1) less (2), where:

(1) equals the amount which would have been payable to the Participant if the Participant had Retired and not died prior to the Grant’s maturity, and

(2) equals the death benefit already paid to the Beneficiary from the Grant in the year following death, provided that if this supplemental payment is Zero or less, no supplement will be paid and the Beneficiary shall not be required to reimburse amounts previously received in the year after death.

(b) Participant who dies prior to eligibility for Retirement

In the event a Participant dies prior to reaching a potential Retirement Date, the value of Grants shall be determined as of December 31 of the year of death and paid to the Beneficiary in the following year, with Deemed Interest. No further amounts will be paid.

This amendment shall be interpreted in a manner consistent with Section 409A, it being intended that no impermissible acceleration or postponement be allowed.

In witness whereof, this amendment is executed by an authorized officer of the Bank.

Eastern Bank Compensation Committee

2/14/2018	by:	/s/ Nancy Huntington Stager
Date		Nancy Huntington Stager
Committee Agent, and
Executive Vice President,
Human Resources and Charitable Giving